Exhibit 99.1

Amarin Commences 2012 with Letter to Shareholders

-2012 Priorities Outlined-

BEDMINSTER, N.J., and DUBLIN, Ireland, Jan. 3, 2012 – Amarin Corporation plc (NASDAQ: AMRN), a late-stage biopharmaceutical company with a focus on cardiovascular disease, today issued its annual letter to shareholders. The text of this letter, written by Joseph S. Zakrzewski, Chairman and Chief Executive Officer, and the management team of Amarin, follows:

Dear Shareholders:

The past year has been productive at Amarin. In 2011, we achieved significant clinical, regulatory and supply milestones. Looking ahead, we view an encouraging path forward for Amarin as we work to leverage and build upon the previously announced positive clinical results from our AMR101 Phase 3 clinical program and our NDA submission for the MARINE indication.

Contrasting Amarin’s status a year ago to today:

	Beginning of 2011	End of 2011

Clinical:	• Positive Phase 3 top-line results for MARINE indication (TG >500 mg/dL)

•      Positive Phase 3 top-line results reported and presented for ANCHOR indication (mixed dyslipidemia population with TG >200 and < 500 mg/dL)

•      Positive results for MARINE trial published in peer review medical journal

•      REDUCE-IT cardiovascular outcomes study commenced

•      MARINE 40-week extension phase confirmed safety profile exhibited at 12 weeks

Regulatory Affairs:	• Preparing for New Drug Application (NDA ) • Special Protocol Assessment (SPA) agreements reached with FDA for MARINE and ANCHOR trials	• NDA submitted and accepted for MARINE indication • SPA agreement reached with FDA for REDUCE-IT

Exclusivity:	• Pursuing base case 2021 exclusivity	• Potential exclusivity to 2030 includes 16 U.S. patent applications in various stages of prosecution, new chemical entity (NCE) designation, manufacturing barriers and trade secrets

Supply:	• One manufacturer of drug substance and one encapsulator	• Three suppliers of drug substance and two encapsulators

Potential Indications:	• Established (MARINE indication only)

•      Expanded to potentially two indications (MARINE and ANCHOR indications) with further positive data regarding non-HDL-C, apo-B, Lp-PLA2, VLDL-C and hs-CRP and LDL particle number

•      Potential for further label expansion, depending on future results of the REDUCE-IT cardiovascular outcomes study

Successful Clinical Trial Results

Our MARINE Phase 3 twelve-week pivotal clinical trial results, reported in late 2010, achieved the primary endpoints of the trial by demonstrating statistically significant triglyceride reductions compared to placebo in patients with very high triglycerides (TG >500 mg/dL). The presentation of these data at scientific meetings during 2011 provided us with positive feedback, particularly because the triglyceride reduction was achieved without a statistically significant increase in LDL-C, or “bad cholesterol,” as compared to placebo at either the 2 grams or 4 grams per day dose. Triglyceride reduction without statistically significant increase in bad cholesterol has not been demonstrated previously for any therapy in this class for treating patients with very high triglycerides.

Our ANCHOR Phase 3 clinical trial results, reported in April 2011, were also viewed as favorable by the medical community based on feedback we received. In the population studied, patients with high triglycerides (>200 and <500 mg/dL) who also received statin therapy, a population for which no drug in AMR101’s class is currently approved, AMR101 again demonstrated statistically significant triglyceride reduction as compared to placebo. In this study, in addition to triglyceride reduction, we sought to show that AMR101 did not increase LDL-C compared to placebo. This was achieved with both doses studied when evaluated for non-inferiority (2 grams and 4 grams per day dose of AMR101) with the 4 grams per day dose demonstrating superiority with a statistically significant 6.2 percent decrease in LDL-C compared to placebo. In addition, secondary endpoints included the median placebo-adjusted percent change in non-high-density lipoprotein cholesterol (non-HDL-C), apolipoprotein B (apo-B), and lipoprotein-associated phospholipase A2 (Lp-PLA2), each of which demonstrated statistically significant reductions at the 4 grams and 2 grams per day dose. All of the lipid and inflammatory biomarker results in this study were achieved on top of optimized statin therapy.

Both pivotal studies demonstrated safety profiles for AMR101 comparable to placebo.

The recently completed 40-week open-label extension (OLE) phase of the AMR101 MARINE study demonstrated no unexpected drug-related safety findings, and supports a safety profile similar to the previously reported 12-week MARINE registration trial. Once participants completed the randomized, double blind, placebo-controlled 12-week MARINE registration trial, patients in all three randomized groups (placebo, 2 grams and 4 grams) were offered the opportunity to participate in the OLE phase. Patients in the OLE phase received 4 grams per day of AMR101 for a period of up to an additional 40 weeks. As is typical of such extension phases, the OLE was not a controlled trial, as differentiated from the randomized, double blind, placebo-controlled 12-week MARINE registration trial. In the OLE phase, participants were not randomized at entry, AMR101 administration was open-label (and thus not blinded), and no placebo group was maintained. Also, once patients entered in the OLE phase, investigators were free to add or modify other lipid-altering nutritional, lifestyle and drug treatment regimens. Given the lack of randomization, the open-label design, the addition of various other lipid-altering drugs and changes to doses of existing lipid-altering drugs, as well as the lack of placebo control, neither we nor our independent advisors were able to draw efficacy conclusions from the data. However, we have concluded that the MARINE OLE phase revealed no new safety signals after an additional 40 weeks of exposure to AMR101, whether used alone or in combination with other lipid-altering regimens.

We believe AMR101 is well positioned to be an important part of the next generation in lipid management therapy. The indications associated with each of the MARINE and ANCHOR trials represent potentially large and clinically important markets, as approximately 1 in 50 adults in the United States alone have very high triglyceride levels (>500 mg/dL) and approximately 1 in 5 adults in the United States have triglyceride levels >200 mg/dL.

Regulatory Achievements

In September 2011, Amarin submitted an NDA requesting approval for the indication studied in the MARINE trial (treating patients with very high triglycerides (TG >500 mg/dL)). The NDA included safety and efficacy data from both the MARINE and ANCHOR trials. In November 2011, we announced that the NDA for AMR101 had been accepted for filing by the FDA and that the FDA assigned a Prescription Drug User Fee Act (PDUFA) date of July 26, 2012 for completion of its review. Both the MARINE and ANCHOR clinical trials were conducted under SPA agreements with the FDA.

Amarin currently plans to file a supplemental NDA (sNDA) for the high triglyceride, mixed dyslipidemia indication as studied in the ANCHOR Phase 3 trial. The sNDA cannot be filed until after both the initially submitted NDA for the indication studied in the MARINE trial is approved and Amarin’s cardiovascular outcomes study, REDUCE-IT, is substantially underway. We are optimistic that we will have accomplished this goal before the end of 2012. Based upon feedback from the FDA, we believe no outcomes study will be required for FDA approval of the very-high triglyceride indication studied in the MARINE trial.

Outcomes Study Underway

In August 2011, Amarin announced reaching an SPA agreement with the FDA for the design of the REDUCE-IT cardiovascular outcomes study. This study will evaluate the efficacy of AMR101 in reducing major cardiovascular events in a high-risk patient population on statin therapy. The study is scheduled to be completed in approximately six years and is anticipated to include approximately 8,000 patients. Amarin expects to enroll at least 50 percent of the patients by the end of 2012. In December 2011, Amarin announced that the first patient was dosed in the REDUCE-IT study. If successful, we believe the results of this study could lead to a broadening of the market potential for AMR101.

Supply Chain Expansion to Support AMR101 Demand Scalability

An important step forward for Amarin during 2011 was the expansion of our global supply chain with the aim of providing greater flexibility, capacity and cost competition. We entered 2011 with one proven active pharmaceutical ingredient (API) supplier, Nisshin Pharma. While we believe Nisshin, a Japan-based company with which we have had a long and positive relationship, is capable of supporting the commercial launch of AMR101, based on the positive results of our clinical trials and the potential for greater than originally expected product demand, we thought it prudent to add additional suppliers. After conducting an extensive global search for manufactures that could produce AMR101, in mid-2011 we added two API suppliers, Chemport and Equateq, to our supply chain. We are working toward the announcement of a fourth API supplier. Each of these additional suppliers will be required to qualify their material and facilities with FDA prior to our use of API produced by them. For API encapsulation, in addition to Banner Pharmacaps, for similar reasons, in 2011 Amarin added Catalent as our second encapsulator. We believe that these measures have the potential to significantly strengthen the supply chain for AMR101 in anticipation of a commercial launch.

Enhancement of Intellectual Property Estate and Exclusivity

Amarin is aggressively pursuing a strategy to enhance the proprietary position of AMR101 through a combination of intellectual property protection, regulatory exclusivity, manufacturing barriers to entry and trade secrets.

Amarin is actively prosecuting numerous patent applications. In the United States, we have 16 pending non-provisional patent applications belonging to 11 patent families. Certain of these applications contain method of treatment claims covering unexpected findings we observed in our MARINE and ANCHOR

Phase 3 pivotal clinical trials. Securing patents can be time consuming with multiple steps along the way. We plan to vigorously prosecute our patent applications. If granted, we believe that some of the resulting U.S. patents would expire in 2030 and beyond.

In the United States, we believe that there are strong arguments for AMR101 to be awarded FDA five-year new chemical entity (NCE) marketing exclusivity. We expect the FDA determination on NCE exclusivity will be made in connection with an NDA approval, and cannot assure you that we will be granted NCE exclusivity. Our optimism for NCE exclusivity is based on the following factors: First, there is precedent at FDA for granting NCE status to a previously uncharacterized active moiety that was part of a previously approved product. Second, the FDA required Amarin to conduct non-clinical and clinical work consistent with the characterization of a new active moiety and approval of an NCE product. The only other omega-3 based product approved by the FDA is Lovaza™; however, we believe the active moiety in Lovaza and the active moiety in AMR101 are different, which we believe is reflected in the decision to establish different molecular family names for icosapent ethyl (AMR101) and omega-3 acid ethyl esters (Lovaza). The eicosapentaenoic acid (EPA) in Lovaza represents less than half of Lovaza and we believe the EPA in Lovaza was not required to be separately characterized as an active moiety in Lovaza. Additionally, Amarin also plans to seek regulatory exclusivity for AMR101 in Europe and we believe that the lack of regulatory guidelines in the United States and Europe for establishing bioequivalence for generic forms of this type of molecule may provide us with added exclusivity protection.

In addition, we believe the market position of AMR101 may be further protected through a combination of long-term manufacturing agreements with qualified global suppliers and technically advanced product specifications for which key manufacturing methods and analytics are protected through trade secrets or potentially protected through manufacturing patent applications being pursued by our suppliers.

Communication of Clinical Results to the Medical Community

In 2011, both MARINE and ANCHOR Phase 3 pivotal clinical trial results were presented at numerous established medical and scientific meetings, including the National Lipid Association (May), the European Society of Cardiology (August) and the American Heart Association (November). Additionally, the MARINE Phase 3 clinical results were published in the September edition of The American Journal of Cardiology, a prominent, peer-reviewed journal. We will seek to continue to publish additional data from both the MARINE and ANCHOR trials in peer-reviewed journals.

Market Opportunity

The past year has been encouraging to Amarin as we further assessed the potential market opportunities for AMR101. Our assessment was strengthened by clinical results which we believe differentiate AMR101 from existing triglyceride lowering therapies. In parallel, we have not identified alternative therapies with presented data that suggest a compelling new competitive challenge to the opportunity for AMR101. We received extensive and broadly positive feedback from clinicians, payors and large pharmaceutical companies regarding the competitive positioning of AMR101. In particular, our market research suggests that the profile of AMR101, due to the demonstrated ability to work effectively as an add-on to statin therapy, positions AMR101 to not only compete for currently treated patients but to potentially expand treatment to the many patients with elevated triglycerides who are not currently receiving therapy. In addition, our research suggests that the reimbursement profile for our drug by third party payors may be aided by precedents established by current therapies and the relatively low up-front cost.

We believe that the potential market opportunity for AMR101 is in excess of a billion dollars per year in the United States. Worldwide, we estimate that over 100 million people have triglyceride levels that are elevated into ranges that clinical guidelines suggest should be treated. The indication studied in the

MARINE trial may present a billion dollar market opportunity with an estimated 4 million patients in the United States. With an estimated 36 million adults in the United States with triglyceride levels of >200 mg/dL and <500 mg/dL, we believe the population studied in the ANCHOR trial represents an even larger opportunity. We believe an expanded indication that could result from a positive outcome of our REDUCE-IT cardiovascular outcomes study could potentially position AMR101 to address patient populations of more than 70 million in the United States alone.

We believe that AMR101 is positioned to potentially offer improvements over existing therapies based on a number of important considerations, including:

•

AMR101 did not increase LDL-C in either the MARINE or ANCHOR Phase 3 trial at week 12 compared to placebo and demonstrated a statistically significant 6.2 percent reduction compared to placebo in the ANCHOR trial at the 4 grams per day dose.

•

In the MARINE trial, AMR101 dosed at 4 grams per day significantly reduced median placebo-adjusted lipoprotein particle concentrations of LDL, small LDL and apo-B, all considered important risk markers for the prediction of cardiovascular events.

•	In the ANCHOR trial, at both 4 grams and 2 grams per day doses, AMR101 demonstrated significant reductions in apo-B, Lp-PLA2, non-HDL-C and total cholesterol at week 12 compared to placebo.

•	AMR101 demonstrated a safety profile comparable to placebo.

Commercialization Preparedness

The U.S. market remains the primary focus of Amarin for the launch of AMR101. During 2012, increased focus will be given to select international markets. As discussed above, key elements of an AMR101 launch plan came together during 2011, including positive clinical results, our NDA submission, and strengthening of our supply chain. With respect to the marketing and sale of AMR101, there are three potential paths that we are considering: partnership, acquisition and self-commercialization (with 3rd party support). As we evaluate which path will lead to the launch of AMR101, our goal is to maximize the long-term value of the asset. While our management team has significant experience with successful product launches, the ease of launching through a third-party has some obvious appeal provided that the economics are attractive. We have held discussions about collaboration and other strategic opportunities with larger pharmaceutical companies in the past and plan to continue to hold such discussions in the future. However, no assurance can be given that we will enter into any such strategic transaction. If we do launch AMR101 on our own, we expect to begin hiring a sales force close to the time of AMR101 approval and would seek to initially target the top prescribing clinicians. We believe accomplishing this for the indication studied in the MARINE trial will require a sales force of approximately 250 to 300 representatives in the United States.

Strengthened Amarin’s Senior Management Team

During 2011, Amarin made two important senior executive additions, Paul Huff was appointed Senior Vice President, Chief Commercial Officer and Joseph T. Kennedy was appointed Senior Vice President, General Counsel. Both Paul and Joe are pharmaceutical industry veterans and bring tremendous experience and knowledge to the Amarin team. We have a terrific team of people at Amarin. We believe that this team is prepared to meet the challenges ahead.

Looking Ahead

In 2012, we will endeavor to continue executing on Amarin’s business plan and work to achieve our milestones with the goal of maximizing the value of AMR101. Our 2012 priorities include:

•	NDA approval for the MARINE indication, which we estimate to occur in H2’12

•	Commercial readiness including market preparation to launch AMR101, whether through a strategic partner or directly

•	Patent protection potentially extending AMR101’s proprietary position to 2030

•	REDUCE-IT cardiovascular outcomes study substantially underway with 50 percent patient enrollment

•	sNDA submission for the mixed dyslipidemia indication studied in the ANCHOR trial

•	Publication of data from the ANCHOR trial in a prominent peer-reviewed journal

•	Commencement of study of a combination product comprised of AMR101 and a leading statin

Upcoming Amarin Presentations at Investor Conferences

On behalf of everyone at Amarin, we thank our investors for their support as we pursue successful regulatory approval and commercialization of AMR101.

Amarin’s management will continue to be available for discussions with our investors. We anticipate presenting at a number of investor conferences in 2012 beginning in January at the J.P. Morgan Healthcare Conference in San Francisco followed in February by the Leerink Swann Healthcare Conference in New York City and the CITI Global Healthcare Conference in New York City. The presentation at the J.P. Morgan Healthcare Conference is scheduled to be made by Joseph S. Zakrzewski, Chairman and Chief Executive Officer, on Monday, January 9, 2012 at 11:00 a.m. PST. This conference will be held at the Westin St. Francis Hotel in San Francisco. A live audio webcast of the presentation will be available at: http://jpmorgan.metameetings.com/webcasts/healthcare12/directlink?ticker=AMRN.

Closing

We look forward to updating you as we make further progress in the year ahead.

On behalf of the Amarin Board of Directors and management team,

Joseph S. Zakrzewski

Chairman and CEO

About AMR101

AMR101 is a prescription-grade omega-3 fatty acid, comprising not less than 96% ultra pure EPA (icosapent ethyl), that Amarin is developing for the treatment of patients with very high triglyceride levels (>500 mg/dL) and as a potentially first-in-class therapy for patients with high triglyceride levels (>200 and <500mg/dL) who are also on statin therapy for elevated LDL-cholesterol levels (which we refer to as mixed dyslipidemia). Triglycerides are fats in the blood. Significant scientific and clinical evidence support the efficacy and safety of ethyl-EPA in reducing triglyceride levels and other important lipid and inflammation biomarkers, including apo-B, non-HDL-C, Total-Cholesterol, VLDL-C, Lp-PLA2, and hs-CRP. AMR101 demonstrated a safety profile comparable to placebo in two completed Phase 3 clinical trials.

About Amarin

Amarin Corporation plc is a late-stage biopharmaceutical company with expertise in lipid science focused on the treatment of cardiovascular disease. The company’s lead product candidate is AMR101 (icosapent ethyl). Amarin reported positive, statistically significant top-line results for both of its two pivotal Phase 3 clinical trials, the MARINE trial (investigation of AMR101 as a treatment for patients with very high triglycerides [>500 mg/dL]), as reported in November 2010, and the ANCHOR trial (investigation of AMR101 for the treatment of patients on statin therapy with high triglycerides [>200 and <500mg/dL] with mixed dyslipidemia), as reported in April 2011. Both the MARINE and ANCHOR trials were conducted under Special Protocol Assessment (SPA) agreements with the U.S. Food and Drug Administration (FDA). Amarin also has next-generation lipid candidates under evaluation for preclinical development. Amarin submitted a New Drug Application (NDA) to the FDA seeking approval for the marketing and sale of AMR101 for treatment of the patient population studied in the MARINE trial, and the FDA assigned Prescription Drug User Fee Act (PDUFA) action date of July 26, 2012 for the completion of the NDA review. Amarin plans to separately seek approval for the population studied in the ANCHOR trial after its REDUCE-IT cardiovascular outcomes trial is substantially underway. In December 2011, patient dosing commenced in the company’s REDUCE-IT cardiovascular outcomes study which study is being conducted under an SPA agreement with the FDA. Amarin seeks to have at least half of the patients required for this study enrolled before the end of 2012.

Disclosure Notice

This press release contains forward-looking statements, including statements about the efficacy and safety of the Amarin’s product candidates, clinical trial results, the timing of enrolling and completing a planned cardiovascular outcomes study, the timing of data publication and presentation, the potential indication for and market opportunity for our product candidate upon regulatory approval, if any, qualification and adequacy of suppliers, clinical importance of AMR101, regulatory submissions and approvals, patent approvals, regulatory exclusivity and other barriers to entry for competitors, the commercial opportunity and competitive positioning for AMR101 and the ability of Amarin to achieve current operating priorities. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Among the factors that could cause actual results to differ materially from those described or projected herein are the following: anticipated operating losses and the likely need for additional capital to fund future operations and the planned cardiovascular outcomes study; uncertainties associated generally with research and development, clinical trials and related regulatory approvals; risks associated with qualifying new contract manufacturers prior to commercial launch; the risk that SPAs are not a guarantee that FDA will approve a product candidate upon submission; the risk that historical clinical trial enrollment and randomization rates may not be predictive of future results; risks associated with our intellectual property including the risk that our patent applications may not issue; risks associated with the grant of regulatory exclusivity; dependence on third-party manufacturers, suppliers and collaborators; significant competition; loss of key personnel; and uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation. A further list and description of these risks, uncertainties and other matters can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. Amarin’s product candidates are in various stages of development and are not available for sale or use outside of approved clinical trials. Nothing in this press release should be construed as marketing the use of such product candidates.

Investor Contact Information:

Stephen D. Schultz

Senior Director, Investor Relations and Corporate Communications

Amarin Corporation

In U.S.: +1 (860) 572-4979 x292

investor.relations@amarincorp.com

Lee M. Stern

The Trout Group

In U.S.: +1 (646) 378-2922

lstern@troutgroup.com

Media Contact Information:

David Schull or Martina Schwarzkopf, Ph.D.

Russo Partners

In U.S.: +1 (212) 845-4271 or +1 (212) 845-4292 (office)

+1 (347) 591-8785 (mobile)

david.schull@russopartnersllc.com

martina.schwarzkopf@russopartnersllc.com